FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-274151-01

From: (NATIXIS NORTH AMERIC) At: 08/03/26 11:50:23 UTC-4:00
To:
Subject: D2NXS 2026-M1 - PUBLIC NEW ISSUE **ANNOUNCEMENT**

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D2NXS 2026-M1 - PUBLIC NEW ISSUE **ANNOUNCEMENT**
D2-Natixis Multifamily Mortgage Trust 2026-M1

$377.960MM FIXED-RATE CMBS OFFERING
Co-Lead Managers & Bookrunners: Natixis Securities Americas LLC, Barclays Capital Inc., BMO Capital Markets Corp. and Wells Fargo Securities, LLC

Publicly Offered Certificates

Class	Expected Ratings (Moody's/Fitch/MDBRS)	Available Size($MM)	CE%	WAL (YRS)	Principal Window	DY%	LTV%	IPTs
A-2*	Aaa(sf)/AAAsf/ AAA(sf)	[$125.000]	30.000%	[4.34]	[55-54]	11.4%	49.2%	J+86-88
A-3*	Aaa(sf)/AAAsf/ AAA(sf)	[$187.640]	30.000%	[4.72]	[54-59]	11.4%	49.2%	J+88-90
A-S	Aa2(sf)/AA+sf/ AAA(sf)	$24.000	24.625%	4.91	59-59	10.6%	53.0%	J+120-125
B	AA-sf/NR/AA(high)(sf)	$ 18.430	20.500%	4.91	59-59	10.1%	55.9%	J+145-150
C	A-sf/NR/A(high)(sf)	$ 22.890	15.375%	4.91	59-59	9.5%	59.5%	J+185-190

*Sizes, WAL’s and Windows are subject to change as detailed in the attached Preliminary Prospectus and/or Term Sheet

POOL BALANCE:	$446,632,750
NUMBER OF LOANS/PROPERTIES:	20 / 21
WA MORTGAGE INT. RATE:	6.1748%
WA CUT-OFF LTV:	70.3%
WA UW NCF DSCR:	1.26x
WA UW NOI DEBT YLD:	8.0%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	65.2%

LOAN SELLERS:	NREC (100.0%)
PROPERTY TYPE:	100% Multifamily
TOP 5 STATES:	TX (22.6%), NY (14.5%), FL (11.6%), MD (8.8%), PA (8.5%)

RISK RETENTION:	Horizontal (D2-Natixis Retention Holder, LLC as TPP)

MASTER SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association
SPECIAL SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association
TRUSTEE:	Computershare Trust Company, National Association
CERT ADMIN:	Computershare Trust Company, National Association
OPERATING ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	D2-Natixis Retention Holder, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	Week of August 3, 2026
ANTICIPATED SETTLEMENT:	August 18, 2026

INVESTOR MEETINGS & CALLS:	UPON REQUEST

Trepp:
Dealname:	D2NXS 2026-M1
Password:	D2NXSM1

Intex:
Dealname:	D2NXS26M1
Password:	ome1akbcm96mk2g3z

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, Natixis Securities Americas LLC, Barclays Capital Inc., BMO Capital Markets Corp., Wells Fargo Securities, LLC or any other underwriter or any dealer participating in the offering will arrange to send you the prospectus upon request. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.